    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 9, 2000

                                                      REGISTRATION NO. 333-92577
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933


                            ------------------------

                                AFFYMETRIX, INC.
             (Exact Name Of Registrant As Specified In Its Charter)

                         ------------------------------

                        DELAWARE                                                 77-0319159
            (State or Other Jurisdiction of                                   (I.R.S. Employer
             Incorporation or Organization)                                 Identification No.)

                            3380 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 731-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                         ------------------------------

                               VERN NORVIEL, ESQ.
               SENIOR VICE PRESIDENT, GENERAL COUNSEL & SECRETARY
                                AFFYMETRIX, INC.
                            3380 CENTRAL EXPRESSWAY
                         SANTA CLARA, CALIFORNIA 95051
                                 (408) 731-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                         ------------------------------

                                    COPY TO:

                            STANLEY F. FARRAR, ESQ.
                              SULLIVAN & CROMWELL
                             1888 CENTURY PARK EAST
                                   SUITE 2100
                       LOS ANGELES, CALIFORNIA 90067-1725
                                 (310) 712-6600

                         ------------------------------

    APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / /

    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. /X/

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         ------------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

               SUBJECT TO COMPLETION   -  DATED FEBRUARY 9, 2000

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS DECLARED EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

P R O S P E C T U S

                                AFFYMETRIX, INC.

                                  $150,000,000

                 5% CONVERTIBLE SUBORDINATED NOTES DUE 2006 AND

     1,219,515 SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF THE NOTES

                             ---------------------


    You may sell the notes or the common stock into which the notes are convertible. See "Plan of Distribution."




-  MATURITY                                    -  CONVERSION
   The notes are due on October 1, 2006.          You may convert your notes at any time
                                                  prior to maturity or redemption into
                                               shares of our common stock at a conversion
                                               price of $123.00 per share, subject to
                                               adjustment.

-  INTEREST                                    -  REPURCHASE RIGHT
   We will pay interest on the notes on           You have the right to require us to
October 1 and April 1 of each year at the         purchase all or a portion of your notes
rate of 5% per year, commencing on April 1,       upon a change in control.
2000.

-  REDEMPTION                                  -  NASDAQ NATIONAL MARKET
   We may redeem some or all of the notes at      Our common stock is listed on the Nasdaq
any time after October 7, 2002.                   National Market under the symbol "AFFX."

-  SUBORDINATION                               -  LAST REPORTED SALE PRICE OF COMMON STOCK
   The notes are subordinated to all of our       The last reported sale price of our common
existing and future senior indebtedness.          stock on the Nasdaq National Market on
                                               February 8, 2000 was $264.75 per share.


                            ------------------------

    INVESTING IN THE NOTES OR THE COMMON STOCK INTO WHICH THE NOTES ARE CONVERTIBLE INVOLVES RISKS. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


               The date of this prospectus is February   , 2000.

                               TABLE OF CONTENTS


AFFYMETRIX, INC.............................................    3
RISK FACTORS................................................    4
FORWARD-LOOKING STATEMENTS..................................   10
WHERE YOU CAN FIND MORE INFORMATION.........................   10
INCORPORATION BY REFERENCE..................................   10
USE OF PROCEEDS.............................................   11
RATIO OF EARNINGS TO FIXED CHARGES..........................   11
DESCRIPTION OF NOTES........................................   12
U.S. FEDERAL TAX CONSIDERATIONS.............................   24
SELLING SECURITY HOLDERS....................................   28
PLAN OF DISTRIBUTION........................................   31
VALIDITY OF THE SECURITIES..................................   32
EXPERTS.....................................................   32

                                AFFYMETRIX, INC.


    We are in the business of developing and selling DNA probe arrays and related products that allow researchers to study genetic information in order to help improve the diagnosis, monitoring and treatment of disease. DNA, which is a common abbreviation for DEOXYRIBONUCLEIC ACID, provides the molecular blueprint of every living organism and is made up of individual genes which determine what attributes or characteristics a particular organism will have. DNA probe array refers to a collection of DNA molecules attached to a surface, such as a piece of glass, and designed for viewing under a microscope-type device known as a scanner. Commercial sales of our products began in April 1996. We currently sell our products to pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories.


                            ------------------------


    We are a Delaware corporation, and our headquarters are located at 3380 Central Expressway, Santa Clara, California 95051. Our telephone number is
(408) 731-5000.

                                  RISK FACTORS
                          RISKS RELATING TO THE NOTES


WE MAY NOT HAVE SUFFICIENT CASH FLOW FROM OUR BUSINESS TO PAY THE NOTES.



    Our ability to pay the principal of and interest on our indebtedness, including the notes, will depend on our future performance. At September 30, 1999, we had outstanding total indebtedness of approximately $150.3 million, including the notes. For the nine months ended September 30, 1999, our deficiency of earnings available to cover fixed charges was approximately
$20.1 million. A variety of uncertainties and contingencies will affect our future performance, many of which are beyond our control. We may not generate sufficient cash flow in the future to enable us to meet our anticipated fixed charges, including our debt service requirements with respect to the notes. The amount of our outstanding total indebtedness is large compared to the net book value of our assets, and we have substantial repayment obligations under our outstanding debt. As of September 30, 1999, we had:



    - total consolidated indebtedness of approximately $150.3 million;



    - stockholders' equity of approximately $132.7 million; and



    - a deficiency of earnings available to cover fixed charges of $20.1 million.



    The following table shows the aggregate amount of our principal and interest payments due in each of the next five fiscal years:



YEAR   AGGREGATE PRINCIPAL   AGGREGATE INTEREST
----   -------------------   ------------------
2000            261,350           7,519,000
2001                 --           7,500,000
2002                 --           7,500,000
2003                 --           7,500,000
2004                 --           7,500,000



THE LARGE AMOUNT AND TERMS OF OUR OUTSTANDING DEBT MAY PREVENT US FROM TAKING ACTIONS WE WOULD OTHERWISE CONSIDER IN OUR BEST INTEREST.


    Our substantial leverage could have several important consequences for our future operations, including:

    - increasing our vulnerability to general adverse economic and industry conditions;

    - limiting our ability to obtain additional financing;

    - requiring the dedication of a substantial portion of our expected cash flow from operations to service indebtedness, thereby reducing the amount of expected cash flow available for other purposes, including working capital and capital expenditures;

    - limiting our flexibility in planning for, or reacting to, changes in our business and the industry in which we compete; or

    - placing us at a possible competitive disadvantage compared to less leveraged competitors and competitors that have better access to capital resources.


IF WE BECOME INSOLVENT, WE MAY NOT HAVE SUFFICIENT ASSETS TO REPAY OUR DEBT TO YOU.



    The notes are general unsecured obligations. We may repay the notes only after we have paid all of our existing and future senior indebtedness. Upon any distribution of our assets because of insolvency, bankruptcy, dissolution, winding up, liquidation or reorganization, we may pay the principal of and interest on the notes only to the extent provided in the indenture, and only after we pay all of our senior indebtedness in full. Senior indebtedness includes all indebtedness for money borrowed, other than indebtedness that is expressly junior or equal in right of payment to the notes. As of September 30, 1999, we had approximately $327,000 of indebtedness outstanding that would have constituted senior indebtedness. We anticipate that from time to time we will incur additional indebtedness, including senior indebtedness.



IF A CHANGE IN CONTROL OCCURS, WE MAY NOT HAVE SUFFICIENT FUNDS TO PURCHASE YOUR NOTES.



    In the event of a change in control, you will have the right to require us to purchase all or any part of your notes. If a change in control occurs, we may not be able to pay the purchase price for all of the notes submitted for purchase. Currently, our outstanding debt agreements do not generally prohibit us from purchasing notes. However, future credit agreements or other agreements relating to debt may prohibit us from purchasing any notes until we have repaid all debt outstanding under those agreements. We also may not be able to arrange financing to pay the purchase price, in which case we may not be able to pay in cash.



    Under the terms of the indenture we may elect to pay the purchase price for the notes with shares of our common stock. A payment in common stock would have a dilutive effect on holders of our common stock and could cause the market price of our common stock and the value of the notes to decline.



    A change in control occurs when:



    - any person or persons acting as a group



       -- becomes the beneficial owner of more than 50% of the total voting power of our capital stock or



       --  succeeds in having elected a majority of our board;



    - we are a party to any transaction in which our common stock is exchanged for securities, cash and/or property valued at more than 50% of the average of the daily closing prices for our common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the transaction; or



    - we merge into any other entity or sell or lease substantially all of our properties and assets.


    See "Description of Notes--Right to Require Purchase of Notes Upon a Change in Control."


IF AN ACTIVE TRADING MARKET FOR THE NOTES DOES NOT DEVELOP, THEN THE MARKET PRICE OF THE NOTES COULD DECLINE OR YOU MAY BE UNABLE TO SELL YOUR NOTES.



    The notes are currently eligible to trade on the PORTAL Market of the Nasdaq Stock Market. Although the initial purchasers, Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc., ING Barings LLC, Lehman Brothers Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated, have advised us that they currently intend to make a market in the notes, they are not obligated to do so and may discontinue market making activities at any time without notice. We do not intend to apply for listing of the notes on any securities exchange or any automated quotation system. If an active trading market for the notes fails to develop or be sustained, the trading price of the notes could decline or you may be unable to sell your notes. As a result, you may be required to bear the financial risk of your investment in the notes for an indefinite period of time.


                 RISKS RELATING TO AFFYMETRIX AND ITS BUSINESS

THE MARKET PRICE OF OUR COMMON STOCK IS EXTREMELY VOLATILE, AND THE VALUE OF YOUR AFFYMETRIX STOCK MAY DECREASE SUDDENLY.

    For a number of reasons, the market price of our common stock is extremely volatile, and the value of the common stock you receive may be significantly less than the market value of that stock today. This extreme volatility also puts us at risk for securities class action litigation, which would cause us to divert both financial and managerial resources, which could reduce our profits.


    To demonstrate the volatility of our stock price, during the last twelve months the volume of our common stock traded on any given day has ranged from 29,200 to 1,908,200 shares, a 6,435%
difference. Moreover, during the same twelve months our common stock has traded as low as $31.75 per share and as high as $281.00 per share, a $785% difference. The market price of our common stock has changed as much as $39.63 per share on a single day and our stock price has changed more than $10 in a single day 42 times in the last six months.


OUR QUARTERLY RESULTS OF OPERATIONS HAVE HISTORICALLY FLUCTUATED SIGNIFICANTLY PERIOD-TO-PERIOD, AND OUR STOCK MAY DECREASE IN VALUE SIGNIFICANTLY FOLLOWING AN EARNINGS RELEASE.


    Although we believe that period-to-period comparisons of our results of operations are not a good indication of our future performance, our operating results will likely be below the expectations of public market analysts or investors in future quarters and the market price of our common stock and the value of the notes may fall significantly.


WE HAVE A LIMITED OPERATING HISTORY, HAVE NEVER BEEN PROFITABLE AND MAY NEVER DEVELOP A COMMERCIALLY SUCCESSFUL PRODUCT.

    We are a relatively new company and, for the most part, our technologies are still in the early stages of development. We have just begun to incorporate our technologies into commercial products. We need to make significant investments to ensure our products perform correctly and are cost-effective. In addition, we must obtain additional regulatory approvals to sell our product for purposes other than research use. Even if we develop our products for commercial use and obtain all necessary regulatory approvals, we may not be able to develop products that:

    - are accepted by the research, diagnostic or other market places;

    - are accurate and effective;

    - meet applicable regulatory standards in a timely manner;

    - are protected from competition by others;

    - don't infringe the intellectual proprietary rights of others;

    - can be manufactured in sufficient quantities or at a reasonable cost; or

    - can be marketed successfully.

WE MAY LOSE CUSTOMERS UNLESS WE IMPROVE OUR ABILITY TO MANUFACTURE OUR PRODUCTS AND ENSURE THEIR PROPER PERFORMANCE.

    We produce our GeneChip products in an innovative and complicated manufacturing process. We've experienced and continue to experience significant variability in the manufacturing yield of our GeneChip products which has reduced, and we believe will continue to reduce, our gross margins and business. We have also experienced, and anticipate that we will continue to experience, difficulties in meeting customer, collaborator and internal demand for some of our probe array products. If we can't deliver products in a timely manner, we could lose customers, delay introduction of new products or cause demand for our products to decline. Furthermore, if we can't deliver products to our customers that consistently meet their performance expectations, demand for our products will decline.

    Because we have a limited manufacturing history, we don't fully understand all of the factors that affect our manufacturing processes. As a result, manufacturing and quality control problems have arisen and we expect them to continue to arise as we attempt to increase the production rate at our manufacturing facilities. We may not be able to increase production rates at these facilities in a timely and cost-effective manner or at commercially reasonable cost.

OUR SURVIVAL DEPENDS ON OUR ABILITY TO AVOID INFRINGING THE INTELLECTUAL PROPERTY OF OTHERS AS WELL AS MAINTAINING, ENFORCING AND OBTAINING INTELLECTUAL PROPERTY RIGHTS OF OUR OWN.


    Intellectual property rights are essential to our business. We're engaged in significant litigation with our competitors regarding our intellectual property rights. On January 6, 1998, we filed a patent infringement action against Incyte Pharmaceuticals and Synteni Inc. to protect our U.S. Patent

No. 5,445,934, and on August 18, 1998, we filed suit against Hyseq to protect our U.S. Patent Nos. 5,795,716 and 5,744,305. On September 1, 1998, we amended our complaint against Hyseq to protect our U.S. Patent No. 5,800,992. In addition, Hyseq and Oxford Gene Technology filed patent infringement suits against us and Oxford Gene Therapy Limited applied to revoke our EP(UK) 0-619-321 Patent, related to DNA arrays, in the United Kingdom. All of these cases are pending and consume, and will continue to consume, substantial portions of our financial and managerial resources. A loss of a significant litigation could prevent us from producing our current products or developing new ones and could also result in the payment of significant penalties and royalties, which could make it too costly to produce some or all of our products. If we can't maintain, enforce or obtain intellectual property rights, competitors can design probe array systems with similar competitive advantages to our GeneChip technology without paying us royalties. In order to continue our current business, we must successfully:


    - defend against third parties asserting that we infringe their intellectual property rights;

    - enforce our intellectual property rights against third parties infringing our rights;

    - obtain licenses to the intellectual property we need to continue or expand our business;

    - obtain enforceable patent rights to our product and process innovations;
      and

    - defend the scope of our existing or pending patents in administrative proceedings, such as oppositions or interferences.

    Moreover, even if we defend and enforce our intellectual property rights, others may independently develop similar or alternative technologies, duplicate any of our technologies, or design around or invalidate our patented technologies. These developments would reduce the value of our intellectual property assets.

IF WE CAN'T CONTINUOUSLY DEVELOP AND INTRODUCE NEW PRODUCTS WE WON'T BE ABLE TO COMPETE SUCCESSFULLY IN OUR HIGHLY COMPETITIVE AND RAPIDLY CHANGING MARKET.

    We compete in markets that are new, intensely competitive, highly fragmented and rapidly changing and many of our current and potential competitors have significantly greater financial, technical, marketing and other resources. In addition, many current and potential competitors have greater name recognition, more extensive customer bases and access to proprietary genetic content. We cannot survive if we fail to respond quickly to new or emerging technologies and changes in customer requirements.


    Currently, our principal competition comes from existing DNA probe array and other technologies that are used to perform many of the same functions for which we market our GeneChip products. In order to compete against existing and newly developed technologies and maintain pricing and gross margins, we need to successfully demonstrate to potential customers that our GeneChip products provide improved performance and capabilities. A large number of publicly traded and privately held companies including CuraGen, Gene Logic, General
Scanning, Inc., Corning, Genome Solutions, Hewlett Packard/Agilent, Hitachi, Incyte/Synteni, Lynx and Motorola also are developing or have developed DNA probe based assays or other products and services, some of which may be competitive with Affymetrix'.


WE DEPEND ON A LIMITED NUMBER OF SUPPLIERS AND WE'LL BE UNABLE TO MANUFACTURE OUR PRODUCTS IF SHIPMENTS FROM THESE SUPPLIERS ARE DELAYED OR INTERRUPTED.

    Key parts of our GeneChip product line, as well as various equipment and raw materials used in the synthesis of probe arrays, are currently available only from a single source or a limited number of sources. In addition, components of our manufacturing equipment are available from one of only a few suppliers. In the event that supplies from these vendors were delayed or interrupted for any reason, we wouldn't be able to get manufacturing equipment, scanners or other components for our GeneChip product in a timely fashion or in sufficient quantities or under acceptable terms.

    We rely on Hewlett Packard/Agilent to manufacture, install and service our scanners and on Enzo to manufacture key substances used with probe arrays and various labeling kits needed to process samples. Even if alternative sources of supply are available, it could be time consuming and expensive for us to qualify new vendors. In addition, we're dependent on our vendors to provide components of appropriate quality and reliability and to meet applicable regulatory requirements. Consequently, in the event that supplies from these vendors were delayed or interrupted for any reason, we could be delayed in our ability to develop and deliver products to our customers.


IF WE'RE UNABLE TO MAINTAIN OUR RELATIONSHIPS WITH COLLABORATIVE PARTNERS, WE MAY HAVE DIFFICULTY SELLING OUR PRODUCTS AND SERVICES.

    We believe that our success in penetrating our target markets depends in part on our ability to develop and maintain collaborative relationships with key companies as well as with key academic researchers. Our collaborative partners, however, may not be able to perform their obligations as expected or devote sufficient resources to the development, clinical testing, supply or marketing of our potential products developed under these collaborations.


    Currently, our significant collaborative partners include Hewlett Packard/Agilent in the making of our scanners, Amersham Pharmacia Biotech KK in distributing our products in Japan and Roche Molecular Systems and bio Merieux in the making of our diagnostic chip products. Relying on these or other collaborative relationships is risky to our future success because:



    - our partners may be developing technologies or components competitive with our GeneChip product, such as Hewlett Packard/Agilent which is developing a DNA probe based array;


    - our existing collaborations may preclude us from entering into additional future arrangements;

    - our partners may not obtain regulatory approvals necessary to continue the collaborations in a timely manner;

    - some of our agreements may prematurely terminate due to disagreements between us and our partners;

    - our partners may not devote sufficient resources to the development and sale of our products;

    - our partners may be unable to supply products to us on a timely basis;

    - our collaborations may be unsuccessful; or

    - we may not be able to negotiate future collaborative arrangements on acceptable terms.


    To date, we have not encountered any material difficulty selling our products and services in light of these risks.


OUR CURRENT SALES, MARKETING AND TECHNICAL SUPPORT ORGANIZATION MAY LIMIT OUR ABILITY TO SELL OUR PRODUCTS.


    We currently have limited sales, marketing and technical support services. To assist our sales and support activities, we entered into a nonexclusive distribution agreement covering Japan with Amersham Pharmacia Biotech KK and a service agreement for our GeneArray scanner with Hewlett Packard/Agilent. Although we have invested significant other resources to expand our direct sales force and our technical and support staff, we may not be able to establish a sufficiently sized sales, marketing or technical support organization to sell, market or support our products.



    Moreover, we feel that relying on third parties such as Amersham Pharmacia Biotech KK and Hewlett Packard/Agilent for sales, marketing and technical support is risky because these third parties may decide to sell competitive products or otherwise become our competitors.

THE LOSS OF A KEY CUSTOMER COULD SUBSTANTIALLY REDUCE OUR REVENUES AND BE PERCEIVED AS A LOSS OF MOMENTUM IN OUR BUSINESS.

    Our customers are concentrated in a small number of pharmaceutical and biotechnology companies, academic research centers and clinical reference laboratories. We expect that a small number of customers, such as F. Hoffman-LaRoche, Ltd., Genetics Institute and other key customers, will continue to account for a substantial portion of revenues for the foreseeable future. If we lose a major customer, our revenues may be substantially reduced and investors may perceive this as a loss of momentum in our business. Moreover, if consolidation in the pharmaceutical and biotechnology industries continues, our current and potential customers could decrease or slow aggregate sales of our technology and shrink our target market.

BECAUSE OUR BUSINESS IS HIGHLY DEPENDENT ON KEY EXECUTIVES AND SCIENTISTS, OUR INABILITY TO RECRUIT AND RETAIN THESE PEOPLE COULD HINDER OUR BUSINESS EXPANSION PLANS.

    We are highly dependent on our executive officers and our senior scientists and engineers, including our scientific advisors. Our product development and marketing efforts will be delayed or curtailed if we lose the services of any of these people.


    We rely on our scientific advisors and consultants to assist us in formulating our research, development and commercialization strategy. All of these individuals are engaged by employers other than us and have commitments to other entities that may limit their availability to us. Some of them also consult for companies that may be our competitors. A scientific advisor's other obligations may prevent him or her from assisting us in developing our technical and business strategies.


    To expand our research, product development and sales efforts we need additional people skilled in areas such as bioinformatics, organic chemistry, information services, regulatory affairs, manufacturing, sales, marketing and technical support. Competition for these people is intense and their turnover rate is high. We won't be able to expand our business if we are unable to hire, train and retain a sufficient number of qualified employees.

WE MAY EXPERIENCE OPERATING DISRUPTIONS IF OUR PRODUCTS OR THE PRODUCTS UPON WHICH WE DEPEND MALFUNCTION OR BECOME UNAVAILABLE BECAUSE OF YEAR 2000 PROBLEMS.


    To date, we have not encountered any problems relating to the well-publicized year 2000 computer problem. While we don't anticipate a material business interruption, there remain risks that not all year 2000 problems have been discovered. For example, the year 2000 is a leap year, which could cause problems for computer hardware and software. We may also experience a business interruption if our operations, or any key third party supplier, services provider or major customer are not year 2000 ready. We implemented a year 2000 contingency plan that involved purchasing and building inventory in 1999 so that we'll be able to continue to operate in the event of a modest and short-term supply shortage resulting from any year 2000 problems experienced by our suppliers.


BECAUSE GLAXO WELLCOME OWNS A SUBSTANTIAL PORTION OF OUR OUTSTANDING CAPITAL STOCK, IT MAY BE ABLE TO INFLUENCE THE OUTCOME OF STOCKHOLDER VOTES OR THE MARKET PRICE OF OUR STOCK.

    Glaxo Wellcome, plc and its affiliates currently beneficially own approximately 31% of our outstanding common stock. Although we've executed a governance agreement with Glaxo, Glaxo nevertheless may be able to influence the outcome of stockholder votes, including votes concerning the election of directors, adoption of amendments to our certificate of incorporation and bylaws and approval of mergers and other significant corporate transactions. Moreover our stock price may drop if Glaxo sells a significant amount of our stock or if investors interpret any sale of our stock by Glaxo as a sign of weakness in our business.

                           FORWARD-LOOKING STATEMENTS

    All statements in this prospectus that are not historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, including statements regarding our "expectations," "beliefs," "hopes," "intentions," "strategies" or the like. These statements are based on our management's current expectations and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. We caution investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in these forward-looking statements as a result of various factors, including but not limited to, the risk factors contained in this prospectus. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained in this prospectus to reflect any change in our expectations with regard to these statements or any change in events, conditions or circumstances on which any of these statements is based.

                      WHERE YOU CAN FIND MORE INFORMATION

    We file annual, quarterly and special reports, proxy statements and other information with the SEC under the Exchange Act. The Exchange Act file number for our SEC filings is 0-28218. You may read and copy any document we file at the following SEC public reference rooms:

   450 Fifth Street, N.W.         500 West Madison Street         7 World Trade Center
         Room 1024                      14th Floor                     Suite 1300
   Washington, D.C. 20549         Chicago, Illinois 60661       New York, New York 10048

    You may obtain information on the operation of the public reference room in Washington, D.C. by calling the SEC at 1-800-SEC-0330.

    We file information electronically with the SEC. Our SEC filings are available from the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding issuers that file electronically.

    Our common stock is listed on the Nasdaq National Market under the symbol "AFFX." You may read and copy our SEC filings and other information at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

    Except as described under "Incorporation by Reference," the information on file with the SEC and the Nasdaq National Market does not constitute part of this prospectus.

                           INCORPORATION BY REFERENCE

    The SEC allows us to "incorporate by reference" certain documents we file with it, which means that we can disclose important information to you by referring you to those documents. The information in the documents incorporated by reference is considered to be part of this prospectus. However, to the extent the information contained in this prospectus is inconsistent with information previously filed with the SEC, the information contained in this prospectus supersedes this incorporated information. Information in documents that we file later with the SEC will automatically update and supersede information included or incorporated by reference in this prospectus. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act:

    - Form 8-A filed on October 16, 1998;

    - Annual Report on Form 10-K for the year ended December 31, 1998;

    - Current Reports on Form 8-K filed on April 1, 1999 and September 28, 1999;

    - Definitive Proxy Statement on Schedule 14A filed on April 29, 1999; and

    - Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999, June 30, 1999, and September 30, 1999.

    Upon written or oral request, we will provide at no cost to each person to whom a prospectus is delivered, including any beneficial owner, a copy of any and all of the information that has been incorporated by reference in this prospectus. To request a copy of any or all of these documents, you should write or telephone us at: 3380 Central Expressway, Santa Clara, California 95051,
(408) 731-5000, Attention: Senior Vice President and General Counsel.


    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.


                                USE OF PROCEEDS

    We will not receive any proceeds from the sale of the notes or the shares of common stock offered by this prospectus. See "Selling Security Holders."

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                                   NINE MONTHS ENDED
                                     FOR THE YEARS ENDED DECEMBER 31,                SEPTEMBER 30,
                           ----------------------------------------------------   -------------------
                             1998       1997       1996       1995       1994       1999       1998
                           --------   --------   --------   --------   --------   --------   --------
Deficiency of earnings
  available to cover
  fixed charges(1).......  $(25,451)  $(22,526)  $(12,227)  $(10,747)  $(9,680)   $(20,100)  $(18,239)

------------------------

(1) Earnings consist of net loss available to common stockholders. Fixed charges consist of interest expense, including amortization of debt issuance costs, and that portion of rental expense we believe to be representative of interest.

                              DESCRIPTION OF NOTES

    THE NOTES WERE ISSUED UNDER A CONTRACT CALLED AN INDENTURE, DATED AS OF SEPTEMBER 22, 1999, BETWEEN US AND THE BANK OF NEW YORK, AS TRUSTEE. THE FOLLOWING DESCRIPTION IS ONLY A SUMMARY OF THE MATERIAL PROVISIONS OF THE INDENTURE, THE NOTES AND THE REGISTRATION RIGHTS AGREEMENT. WE URGE YOU TO READ THE INDENTURE, THE NOTES AND THE REGISTRATION RIGHTS AGREEMENT IN THEIR ENTIRETY BECAUSE THEY, AND NOT THIS DESCRIPTION, DEFINE YOUR RIGHTS AS HOLDERS OF THESE NOTES. YOU MAY REQUEST COPIES OF THESE DOCUMENTS AT OUR ADDRESS PROVIDED IN "INCORPORATION BY REFERENCE." THE TERMS OF THE NOTES INCLUDE THOSE STATED IN THE INDENTURE AND THOSE MADE PART OF THE INDENTURE BY REFERENCE TO THE TRUST INDENTURE ACT OF 1939.

GENERAL

    The notes are unsecured, subordinated obligations. We issued the notes in the principal amount of $150,000,000. Interest on the notes will accrue at the rate of 5% per year and will be payable semiannually in arrears on October 1 or April 1 of each year, commencing on April 1, 2000. Interest on the notes will accrue from the date of original issuance or, if interest has already been paid, from the date it was most recently paid. We will make each interest payment to the holders of record of the notes on the immediately preceding September 15 or March 15, whether or not such day is a business day. The notes will mature on October 1, 2006.

    We will pay the principal of, premium, if any, and interest on the notes at the office or agency maintained by us in the Borough of Manhattan in New York City. Holders may register the transfer of their notes at the same location. We reserve the right to pay interest to holders of the notes by check mailed to their registered addresses or by wire transfer. Interest on the notes will be computed on the basis of a 360-day year comprised of twelve 30-day months.

    Except under limited circumstances, the notes will be represented by one or more global notes. There will be no service charge for any registration of transfer or exchange of notes. We may, however, require holders to pay a sum sufficient to cover any tax or other governmental charge payable in connection with any transfer or exchange.

BOOK-ENTRY, DELIVERY AND FORM

    We will issue the notes in the form of one or more global notes except as described under "Certificated Notes" below. The global notes will be deposited with, or on behalf of, the clearing agency registered under the Exchange Act that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company, or DTC, will be the initial depositary. Except as described below, the global notes may be transferred, in whole and not in part, only to the depositary or another nominee of the depositary. You may hold beneficial interests in the global notes directly through the depositary if you have an account with the depositary or indirectly through organizations which have accounts with the depositary.

    The depositary has advised us that it is:

    - a limited-purpose trust company organized under the laws of the State of New York;

    - a member of the Federal Reserve System;

    - a "clearing corporation" within the meaning of the New York Uniform Commercial Code; and

    - a "clearing agency" registered under the provisions of Section 17A of the Exchange Act.

    The depositary was created to hold securities of institutions, known as participants, that have accounts with the depositary and to facilitate the clearance and settlement of securities transactions among its participants through electronic book-entry changes. This system eliminates the need for physical movement of certificates representing securities. The depositary's participants include securities brokers and dealers, banks, trust companies, clearing corporations and other organizations. Access to the depositary's book-entry system is also available to others that clear through or maintain a custodial relationship with a participant.

    Upon the issuance of the global notes, the depositary credited, on its book-entry registration and transfer system, the principal amount of notes represented by the global notes to the accounts of participants. The initial purchasers designated the accounts to be credited. Ownership of beneficial interests in a global note is limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global notes is shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary and the participants. The laws of some jurisdictions may require that purchasers of securities take physical delivery of securities in definitive form, and these limits and laws may impair the ability to transfer or pledge beneficial interests in a global note.

    So long as the depositary or its nominee is the registered holder and owner of a global note, the depositary or its nominee will be considered the sole legal owner and holder of the related notes for all purposes. Except as described below, as an owner of a beneficial interest in a global note, you will be subject to the following limitations:

    - you will not be entitled to have the notes represented by the global notes registered in your name;

    - you will not receive or be entitled to receive physical delivery of certificated notes; and

    - you will not be considered to be the owner or holder of any notes under the global notes.

    We understand that under existing industry practice, in the event an owner of a beneficial interest in a global note desires to take any action that the depositary, as the holder of the global notes, is entitled to take, the depositary would authorize the participants to take such action. The participants would authorize beneficial owners owning through them to take the action or would otherwise act upon the instructions of beneficial owners owning through them.

    Payment of principal of and premium, if any, and interest on notes represented by a global note registered in the name of and held by the depositary or its nominee will be made to the depositary or its nominee, as the registered owner and holder of the global notes.

    We expect that the depositary or its nominee, upon receipt of any payment of principal of, premium, if any, or interest on a global note, will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global notes as shown on the records of the depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices and will be the responsibility of the participants. We will not have any responsibility or liability:

    - for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the global notes;

    - for maintaining, supervising or reviewing any records relating to beneficial ownership interests;

    - for any other aspect of the relationship between the depositary and its participants; or

    - for any other aspect of the relationship between participants and the owners of beneficial interests in the global notes owning through participants.

    Unless and until the global notes are exchanged in whole or in part for certificated notes, the global notes may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to another nominee of the depositary.

    Although the depositary has agreed to the foregoing procedures in order to facilitate transfers of interests in the global notes among participants of the depositary, it is under no obligation to perform or continue to perform these procedures, and these procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by the depositary or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

YEAR 2000 ISSUES RELATING TO DTC

    We have been advised by DTC that it is aware that some computer applications, systems and the like for processing dates that are dependent upon calendar dates, including dates before, on or after January 1, 2000, may encounter "year 2000 problems." DTC has informed its participants and other members of the financial community that it has developed and implemented a program so that its systems, as the same relate to the timely payment of distributions, including principal and income payments, to securityholders, book-entry deliveries and settlement of trades within DTC continue to function appropriately. This program includes a technical assessment and a remediation plan, each of which is complete. DTC has not reported any material year 2000 problems.

    According to DTC, the foregoing information with respect to DTC has been provided to the industry for informational purposes only and is not intended to serve as a representation, warranty or contract modification of any kind.

CERTIFICATED NOTES

    The notes represented by the global notes are exchangeable for certificated notes in definitive form of like tenor in denominations of $1,000 and multiples of $1,000 if:

    - the depositary notifies us that it will not continue as depositary for the global notes;

    - the depositary ceases to be a clearing agency registered under the Exchange Act or announces an intention permanently to cease business or in fact ceases business;

    - we determine not to have all of the notes represented by the global notes; or

    - an event of default has occurred and is continuing.

    Any note that becomes exchangeable may be exchanged for certificated notes issuable in authorized denominations and registered in whatever names the depositary directs. Subject to the foregoing, the global notes are not exchangeable, except for global notes of the same aggregate denomination to be registered in the name of the depositary or its nominee.

CONVERSION RIGHTS

    A holder may, at any time prior to the close of business on the business day immediately preceding the maturity date, convert a note or any portion of a note into shares of our common stock initially at the conversion price of $123.00 per share unless the note or portion of a note has been previously redeemed. The right to convert a note called for redemption terminates on the earlier of
(1) the close of business on the business day immediately preceding the date fixed for redemption, also known as the redemption date, unless we default in making the payment due on the redemption date, and (2) the close of business on the business day immediately preceding the maturity date of the notes. For information as to notices of redemption, see "Optional Redemption."

    We will adjust the conversion price if:

    - we issue common stock as a dividend or distribution on our common stock;

    - we issue to all holders of our common stock rights, warrants or options entitling them to subscribe for or purchase common stock at less than the current market price;

    - we subdivide or combine our common stock;

    - we distribute to all holders of our common stock evidences of our indebtedness, shares of capital stock, securities, cash or property, excluding:

       --  any rights, warrants or options referred to above;

       --  any dividend or distribution paid exclusively in cash; and

       --  any dividend or distribution referred to above;

    - we make a cash distribution to all holders of our common stock that, together with other all-cash distributions and consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock made within the preceding 12 months exceeds 12.5% of our aggregate market capitalization on the date of the distribution; and

    - we complete a tender or exchange offer for our common stock which involves an aggregate consideration that, together with (A) any cash and other consideration payable in respect of any tender or exchange offer by us or one of our subsidiaries for our common stock concluded within the preceding 12 months and (B) the amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 12.5% of our aggregate market capitalization on the expiration of the tender or exchange offer.

No adjustment of the conversion price must be made until cumulative adjustments amount to 1% or more of the conversion price as last adjusted.

    If we distribute rights or warrants, other than those referred to in the second bullet of the preceding paragraph, pro rata to holders of common stock, so long as the rights or warrants have not expired or been redeemed by us, the holder of any note surrendered for conversion will be entitled to receive, in addition to the shares of common stock issuable upon conversion, the following:

    - if conversion occurs on or prior to the date for distribution of certificates evidencing rights or warrants, the holder will be entitled to the same number of rights or warrants that a holder of a number of shares of common stock equal to the number of conversion shares is entitled; and

    - if conversion occurs after the distribution date, the holder will be entitled to the same number of rights or warrants that a holder of the number of shares of common stock into which the note was convertible immediately prior to the distribution date would have been entitled on the distribution date, in accordance with the terms and provisions applicable to the rights or warrants.

The conversion price of the notes will not be subject to adjustment on account of any declaration, distribution or exercise of any rights or warrants.

    If our common stock is converted into the right to receive other securities, cash or other property as a result of reclassifications, consolidations, mergers, sales or transfers of assets or other transactions, each note then outstanding would, without the consent of any holders of notes, become convertible only into the kind and amount of securities, cash and other property receivable in the transaction by a holder of the number of shares of common stock which would have been received by a holder immediately prior to the transaction if the holder had converted its notes.

    We will not issue fractional shares of common stock to a holder who converts a note. Instead of issuing fractional shares, we will pay a cash adjustment based upon the market price.

    Except as described in this paragraph, no holder of notes will be entitled upon conversion of the notes to any actual payment or adjustment on account of accrued and unpaid interest or on account of dividends on shares of common stock issued in connection with the conversion. If any holder surrenders a note for conversion between the close of business on any record date for the payment of an installment of interest and the opening of business on the related interest payment date, the holder must deliver payment to us of an amount equal to the interest payable on the interest payment date on the principal amount converted together with the note being surrendered. The foregoing sentence does not apply to notes called for redemption on a redemption date within the period between and including the record date and interest payment date.

    If we make a distribution of property to our stockholders which would be taxable to them as a dividend for federal income tax purposes and the conversion price of the notes is reduced, this reduction may be deemed to be the receipt of taxable income to holders of the notes.

    In addition, we may decrease the conversion price by any amount for any period of at least 20 days, if our board of directors determines that that decrease would be in our best interests. No decrease will be taken into account for purposes of determining whether the closing price of our common stock exceeds the conversion price by 105% in connection with an event which otherwise would be a change in control.

    In addition, we may make any reductions in the conversion price that our board deems advisable to avoid or diminish any income tax to holders of shares of common stock resulting from any dividend or distribution of stock, or rights to acquire stock, or from any event treated as a dividend or distribution for income tax purposes or for any other reason.

OPTIONAL REDEMPTION

    At any time on or after October 7, 2002, we may redeem all or a portion of the notes upon at least 30 and not more than 60 days' notice by mail to the holders of the notes by paying the redemption price plus accrued and unpaid interest. The redemption price, expressed as a percentage of the principal amount, is as follows for the periods shown below:

                                                              REDEMPTION
PERIOD                                                          PRICE
------                                                        ----------
October 7, 2002 through September 30, 2003..................    102.50%
October 1, 2003 through September 30, 2004..................    101.67%
October 1, 2004 through September 30, 2005..................    100.83%
October 1, 2005 and after...................................    100.00%

    If we opt to redeem less than all of the notes at any time, the trustee will select or cause to be selected the notes to be redeemed by any method it deems fair and appropriate. In the event of a partial redemption, the trustee may provide for selection for redemption of portions of the principal amount of any note of a denomination larger than $1,000.

    There is no sinking fund provision in the notes.

RIGHT TO REQUIRE PURCHASE OF NOTES UPON A CHANGE IN CONTROL

    If a change in control occurs, each holder of notes may require that we purchase the holder's notes on the date fixed by us that is not less than 30 nor more than 45 days after we give notice of the change in control. We will purchase the notes for an amount in cash equal to 100% of the principal amount of the notes on the date of purchase plus accrued and unpaid interest, if any, to the date of purchase. As described below, we may pay the purchase price in our common stock.

    A change in control occurs when:

    - any person or persons acting together in a manner which would constitute a "group" for purposes of Section 13(d) of the Exchange Act

       -- becomes the beneficial owner, directly or indirectly, of our capital stock, entitling the person or persons and its or their affiliates to exercise more than 50% of the total voting power of all classes of our capital stock entitled to vote generally in the election of our directors or

       -- succeeds in having enough of its or their nominees elected to our board so that the nominees, when added to any existing directors remaining on our board after the election who are affiliates of or acting in concert with these persons, then constitute a majority of our board;

    - we are a party to any transaction in which our common stock is converted into the right to receive other securities, cash and/or property, and the value distributed in the transaction and any other transaction effected within the 12 preceding months is more than 50% of the average of the daily closing prices for our common stock for the five consecutive trading days ending on the trading day immediately preceding the date of the transaction; or

    - we consolidate with or merge into any other person or sell, convey, transfer or lease our properties and assets substantially as an entirety to any person other than one of our subsidiaries, or any other person consolidates with or merges into us, except any consolidation or merger where persons who are our stockholders immediately prior to the transaction become the beneficial owners of more than 50% of the total voting power of the surviving company's capital stock.

On or prior to the purchase date, we will deposit with a paying agent an amount of money sufficient to pay the aggregate purchase price of the notes which is to be paid on the purchase date.

    At our option, instead of paying the purchase price in cash, we may pay the purchase price in common stock valued at 95% of the average of the closing sales prices of our common stock for the five trading days immediately preceding and including the third day prior to the purchase date. We may only pay the purchase price in common stock if we satisfy conditions required by the indenture.

    We may not purchase any note when the subordination provisions of the indenture otherwise would prohibit us from making payments of principal in respect of the notes. Failure to purchase the notes when required under the preceding paragraphs will constitute an event of default under the indenture whether or not the purchase is permitted by the subordination provisions of the indenture.

    A change in control will not be deemed to have occurred:

    - if the closing price of our common stock for any five trading days during the ten trading days immediately preceding the change in control is at least equal to 105% of the conversion price in effect immediately preceding the change in control; or

    - if at least 90% of the consideration received or to be received by the holders of our common stock in the transaction or transactions constituting a change in control consists of:

       -- shares of common stock of an entity organized under the laws of a U.S. jurisdiction whose shares of common stock are, or upon issuance will be, traded on a national securities exchange in the U.S. or through the Nasdaq Stock Market or

       -- shares of common stock of an entity organized under the laws of a jurisdiction outside of the U.S., or American Depositary Shares representing shares of common stock, that are, or upon issuance will be, traded on a national securities exchange in the U.S. or through the Nasdaq Stock Market if the entity has a worldwide total market capitalization of its equity securities of at least US$5 billion before giving effect to the transaction or transactions constituting a change in control.

    On or before the 15th day after we know or reasonably should know a change in control has occurred, we must mail to all holders of record of the notes a notice of the occurrence of the change in control, stating:

    - the purchase date;

    - the date by which the purchase right must be exercised;

    - the purchase price for the notes; and

    - the procedures which a holder of notes must follow to exercise the purchase right.

    To exercise the purchase right, the holder of a note must deliver, on or before the 30th day after the date of our notice, an irrevocable written notice to us and the trustee of the holder's exercise of the right. This notice must be accompanied by the certificates evidencing the note or notes with respect to which the right is being exercised, duly endorsed for transfer. In addition, if the purchase date falls between the relevant record date and the succeeding interest payment date, the holder will also be required to deliver with the notes to be purchased a payment in cash equal to the interest that the holder is to receive on the interest payment date.

    The effect of these provisions granting the holders the right to require us to purchase the notes upon the occurrence of a change in control may make it more difficult for any person or group to acquire control of us or to effect a business combination with us. Moreover, under the indenture, we will not be permitted to pay principal of or interest on, or otherwise acquire the notes, including any purchase at the election of the holders of notes upon the occurrence of a change in control, if a payment default on senior indebtedness has occurred and is continuing, or in the event of our insolvency, bankruptcy, reorganization, dissolution or other winding up where senior indebtedness is not paid in full. Our ability to pay cash to holders of notes following the occurrence of a change in control may be limited by our then existing financial resources. We cannot assure you that sufficient funds will be available when necessary to make any required purchases. See "Risk Factors--We may be unable to purchase the notes."

    If a change in control occurs and the holders exercise their rights to require us to purchase notes, we intend to comply with applicable tender offer rules under the Exchange Act with respect to any purchase.

    The term "beneficial owner" will be determined in accordance with Rules 13d-3 and 13d-5 of the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all shares that the person has the right to acquire, whether exercisable immediately or only after the passage of time.

REGISTRATION RIGHTS

    We have entered into a registration rights agreement with the initial purchasers of the notes. Under this agreement, we must use our commercially reasonable best efforts to keep the shelf registration statement of which this prospectus forms a part effective until the earliest of:

    - the time when the notes covered by the shelf registration statement can be sold under Rule 144 of the Securities Act;

    - two years from the date the shelf registration statement is declared effective; and

    - the date on which all the notes registered under the shelf registration statement are disposed of in accordance with the shelf registration statement.

    We have the right to suspend use of the shelf registration statement for up to 90 days. A holder who elects to sell any securities pursuant to the shelf registration statement:

    - will be required to be named as selling security holder;

    - will be required to deliver a prospectus to purchasers;

    - will be subject to the civil liability provisions under the Securities Act in connection with any sales; and

    - will be bound by the provisions of the registration rights agreement which are applicable, including indemnification obligations.

    If, after the shelf registration statement has been declared effective, we fail to keep the shelf registration statement effective or usable in accordance with and during the periods specified in the registration rights agreement, then the interest rate on the notes will increase by 0.5% per year until the failure is cured. This requirement is subject to exceptions described in the registration rights agreement, including our right to suspend the use of the shelf registration statement for up to 90 days.

    We will have no other liabilities for monetary damages with respect to our registration obligations, except that if we breach, fail to comply with or violate provisions of the registration rights agreement, the holders of the notes will be entitled to equitable relief, including injunction and specific performance. We may not oppose the granting of this equitable relief.

CONSOLIDATION, MERGER AND SALE OF ASSETS

    We may, without the consent of the holders of any of the notes, consolidate with or merge into any other person or convey, transfer or lease our properties substantially as an entirety to, any other person, if:

    - the successor, transferee or lessee expressly assumes our obligations under the indenture and the notes by means of a supplemental indenture entered into with the trustee;

    - after giving effect to the transaction, no event of default and no event which, with notice or lapse of time, or both, would constitute an event of default, will have occurred and be continuing;

    - the successor company is organized

       --  under the laws of any U.S. jurisdiction or

       -- under the laws of a jurisdiction outside the U.S. and has (1) common stock or American Depositary Shares representing the common stock traded on a national securities exchange in the U.S. or through the Nasdaq Stock Market and (2) a worldwide total market capitalization of its equity securities before giving effect to the consolidation or merger of at least US$5 billion; and

    - other conditions specified in the indenture are met.

    Under any consolidation, merger or any conveyance, transfer or lease of our properties and assets as described in the preceding paragraph, the successor company will be our successor and will succeed to, and be substituted for, and may exercise every right and power of, Affymetrix under the indenture. Except in the case of a lease, if the predecessor is still in existence after the transaction, it will be released from its obligations and covenants under the indenture and the notes.

EVENTS OF DEFAULT

    Each of the following is an event of default:

    - a default in the payment of any interest upon any of the notes when due and payable, continued for 30 days, whether or not payment is prohibited by the subordination provisions of the indenture;

    - a default in the payment of the principal of and premium, if any, on any of the notes when due, including on a redemption date, whether or not payment is prohibited by the subordination provisions of the indenture;

    - a default in our obligation to provide notice of a change in control or default in the payment of the purchase price in respect of any note on the purchase date, whether or not payment is prohibited by the subordination provisions of the indenture;

    - a default by us in the performance, or breach, of any of our other covenants in the indenture which are not remedied by the end of a period of 60 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% in principal amount of the outstanding notes;

    - failure to pay when due the principal of, or acceleration of, any indebtedness for money borrowed by us in excess of $10 million, if such indebtedness is not discharged, or the acceleration is not waived or annulled, by the end of a period of 30 days after written notice to us by the trustee or to us and the trustee by the holders of at least 25% of principal amount of outstanding notes; or

    - events of bankruptcy, insolvency or reorganization involving us.

    If an event of default, other than of a type referred to in the last bullet of the preceding paragraph, occurs and is continuing, either the trustee or the holders of at least 25% in principal amount of the outstanding notes may declare the principal amount of and accrued interest on all notes to be immediately due and payable. This declaration may be rescinded if conditions described in the indenture are satisfied. If an event of default of the type referred to in the last bullet of the preceding paragraph occurs, the principal amount of and accrued interest on the outstanding notes shall automatically become immediately due and payable.

    The holders of not less than a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceedings for any remedy available to the trustee, or exercising any trust or power conferred on the trustee; provided that the direction does not conflict with any rule of law or with the indenture. The trustee may take any other action deemed proper by the trustee which is not inconsistent with the direction.

    Subject to the provisions of the indenture relating to the duties of the trustee, if an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of the rights or powers under the indenture at the request or direction of any of the holders of the notes unless those holders have offered to the trustee reasonable indemnity or security against any loss, liability or expense. Except to enforce the right to receive payment of principal, premium, if any, or interest when due or the right to convert a note in accordance with the indenture, no holder may institute any proceeding or pursue any remedy with respect to the indenture or the notes unless:

    - the holder has previously given the trustee notice that an event of default is continuing;

    - holders of at least 25% in principal amount of the outstanding notes have requested the trustee to pursue the remedy;

    - the holders have offered the trustee security or indemnity satisfactory to the trustee against any loss, liability or expense;

    - the trustee has not complied with the request within 60 days after the receipt and the offer of security or indemnity; and

    - the holders of a majority in principal amount of the outstanding notes have not given the trustee a direction inconsistent with the request within the 60-day period.

    In addition, we are required to deliver to the trustee, within 120 days after the end of each fiscal year, a certificate indicating whether the officers signing the certificate know of any default by us in the performance or observance of any of the terms of the indenture. If the officers know of a default, the certificate must specify the status and nature of all defaults.

MODIFICATION AND WAIVER

    We and the trustee may enter into supplemental indentures that add, change or eliminate provisions of the indenture or modify the rights of the holders of the notes with the consent of the holders of at least a majority in principal amount of the notes then outstanding. However, without the consent of each holder, no supplemental indenture may:

    - change the stated maturity of the principal of or any installment of interest on any note;

    - reduce the principal amount of, or the premium or rate of interest on, any note;

    - adversely affect the right of any holder to convert any note as provided in the indenture;

    - change the place of payment where, or the coin of currency in which, the principal of any note or any premium or interest is payable;

    - impair the right to institute suit for the enforcement of any payment on or with respect to any note on or after the stated maturity, or, in the case of redemption, on or after the redemption date;

    - modify the subordination provisions of the indenture in a manner adverse to the holders of the notes;

    - modify the redemption provisions of the indenture in a manner adverse to the holders of the notes;

    - modify the provisions of the indenture relating to our requirement to offer to purchase notes upon a change in control in a manner adverse to the holders of the notes;

    - reduce the percentage in principal amount of the outstanding notes the consent of whose holders is required for any modification or amendment of the indenture or for any waiver of compliance with certain provisions of or defaults under the indenture; or

    - modify the foregoing requirements.

    Without the consent of any holders of notes, we and the trustee may enter into supplemental indentures for any of the following purposes:

    - to evidence a successor to us and the assumption by that successor of our obligations under the indenture and the notes;

    - to add to our covenants for the benefit of the holders of the notes or to surrender any right or power conferred to us;

    - to secure our obligations in respect of the notes;

    - to make provision with respect to the conversion rights of holders of the notes under the indenture;

    - to make any changes or modifications to the indenture necessary in connection with the registration of the notes under the Securities Act as contemplated by the indenture;

    - to cure any ambiguity or inconsistency in the indenture;

    - to comply with any requirement in connection with the qualification of the indenture under the Trust Indenture Act; or

    - to make any other provisions with respect to matters or questions arising under the indenture which are not inconsistent with the provisions of the indenture.

However, no supplemental indenture entered into pursuant to the fifth, sixth, seventh, and eighth bullets of the preceding paragraph may adversely affect the interests of the holders of the notes.

    The holders of a majority in principal amount of the outstanding notes may, on behalf of the holders of all notes:

    - waive compliance by us with restrictive provisions of the indenture, as detailed in the indenture.

    - waive any past default under the indenture and its consequences, except a default in the payment of the principal of or any premium or interest on any note or in respect of a provision which under the indenture cannot be modified or amended without the consent of the holder of each outstanding note affected.

SUBORDINATION

    The payment of the principal of and premium, if any, and interest on the notes will, to the extent described in the indenture, be subordinated in right of payment to the prior payment in full of all senior indebtedness. The holders of all senior indebtedness will first be entitled to receive payment in full of all amounts due or to become due on the senior indebtedness, or provision for such payment in money or money's worth, before the holders of the notes will be entitled to receive any payment in respect of the notes. No payments on account of the notes or on account of the purchase or acquisition of notes may be made if a default in any payment with respect to senior indebtedness has occurred and is continuing or if any judicial proceeding is pending with respect to any such default.

    By reason of such subordination, in the event of insolvency, our creditors who are not holders of senior indebtedness, including holders of the notes, may recover less, ratably, than holders of our senior indebtedness.

    At September 30, 1999, senior indebtedness was approximately $327,000, all of which was secured. We expect from time to time to incur additional indebtedness. The indenture does not limit or prohibit us from incurring additional senior indebtedness or additional indebtedness.

DEFEASANCE

    Upon satisfaction of the requirements described below, we may terminate all of our obligations under the notes and the indenture, known as legal defeasance, other than our obligation:

    - to maintain a registrar and paying agents and hold moneys for payment in trust;

    - to register the transfer or exchange of the notes;

    - to replace mutilated, destroyed, lost or stolen notes;

    - to provide for conversion of the notes;

    - to comply with the registration rights agreement; and

    - to purchase the notes in the event of a change in control.

    In addition, we may terminate our obligations to comply with restrictive covenants relating to the maintenance of our properties and payment of taxes and other claims and the operation of the cross default and cross acceleration provisions. This termination is known as covenant defeasance.

    We may exercise our legal defeasance option even if we have previously exercised our covenant defeasance option. If we exercise either defeasance option, payment of the notes may not be accelerated because of the occurrence of events of default.

    To exercise either defeasance option, we must irrevocably deposit in trust with the trustee money and/or obligations backed by the full faith and credit of the U.S. that will provide money in an amount sufficient in the written opinion of a nationally recognized firm of independent public accountants to pay the principal of, premium, if any, and each installment of interest on the outstanding notes. We may only establish this trust if, among other things:

    - no event of default, or event that with the passing of time or the giving of notice, or both, would constitute an event of default, shall have occurred or be continuing;

    - we have delivered to the trustee an opinion of counsel to the effect that the deposit shall not cause the trust so created to be subject to the Investment Company Act of 1940;

    - in the case of legal defeasance, we have delivered to the trustee an opinion of counsel to the effect that we have received from, or there has been published by, the Internal Revenue Service a ruling or there has been a change in law, which in the opinion of our counsel, provides that holders of the notes will not recognize gain or loss for federal income tax purposes as a result of the action and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the action had not occurred;

    - in the case of covenant defeasance, we have delivered to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize gain or loss for federal income tax purposes as a result of the action and will be subject to federal income tax on the same amount, in the same manner and at the same times as would have been the case if the action had not occurred; and

    - we satisfy other customary conditions precedent described in the indenture.

REGARDING THE TRUSTEE

    The Bank of New York is the trustee under the indenture.

GOVERNING LAW

    The indenture and the notes will be governed by and construed in accordance with the laws of the State of New York without regard to conflict of laws principles.

                        U.S. FEDERAL TAX CONSIDERATIONS

    The following is a general discussion of the material U.S. federal income tax considerations relevant to purchasing, owning and disposing of the notes and the common stock into which you may convert the notes. This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, existing and proposed Treasury regulations promulgated under the Code and administrative and judicial interpretations, all as presently in effect or proposed and all of which are subject to change, possibly with retroactive effect or different interpretations.

    This discussion does not deal with all aspects of U.S. federal income taxation that may be important to holders of the notes or shares of common stock received upon conversion, and it does not include any description of the tax laws of any state, local or foreign government. This discussion is limited to beneficial owners who hold the notes and the shares of common stock received upon conversion as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the U.S. federal income tax consequences that may be relevant to particular purchasers. Particular purchasers may be subject to special rules.

    For the purpose of this discussion, a "U.S. holder" refers to a beneficial owner of a note or common stock who or which is:

    - a citizen or resident of the U.S. for U.S. federal income tax purposes;

    - a corporation, partnership or other entity created or organized in or under the laws of the U.S. or political subdivision of the U.S., unless otherwise provided in provisions in the case of a partnership;

    - an estate the income of which is subject to U.S. federal income taxation regardless of its source;

    - a trust, if a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have authority to control all substantial decisions of the trust; or

    - otherwise subject to U.S. federal income tax on a net income basis in respect of its worldwide taxable income.

    The term "non-U.S. holder" refers to any beneficial owner of a note or common stock who or which is not a U.S. holder.

    PROSPECTIVE PURCHASERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO THEM OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE NOTES, INCLUDING THE CONVERSION OF THE NOTES INTO SHARES OF COMMON STOCK, AND THE EFFECT THAT THEIR PARTICULAR CIRCUMSTANCES MAY HAVE ON THESE TAX CONSEQUENCES.

FEDERAL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS

    INTEREST ON NOTES. Interest paid on the notes will be taxable to a U.S. holder as ordinary interest income in accordance with the holder's method of tax accounting. The notes were not issued with original issue discount within the meaning of the Code.

    CONSTRUCTIVE DIVIDEND. Some corporate transactions, such as distributions of assets to holders of common stock, may cause a deemed distribution to the holders of the notes if the conversion price or conversion ratio of the notes is adjusted to reflect the corporate transaction. These distributions will be taxable as a dividend, return of capital or capital gain in accordance with the earnings and profits rules discussed under "--Dividends on Shares of Common Stock."

    CONVERSION OF NOTES. A U.S. holder of notes generally will not recognize gain or loss on the conversion of the notes solely into shares of common stock, other than cash received in lieu of fractional shares. The U.S. holder's tax basis in the shares of common stock received upon conversion of the notes will be equal to the holder's aggregate tax basis in the notes converted, less any portion allocable to cash received in lieu of a fractional share. The holding period of the shares of common stock received by the holder upon conversion of notes generally will include the period during which the holder held the notes prior to the conversion.

    Cash received in lieu of a fractional share of common stock should be treated as a payment in exchange for such fractional share rather than as a dividend. Gain or loss recognized on the receipt of cash paid in lieu of fractional shares generally will equal the difference between the amount of cash received and the amount of tax basis allocable to the fractional share exchanged.

    DIVIDENDS ON SHARES OF COMMON STOCK. Distributions on shares of common stock will constitute dividends for U.S. federal income tax purposes to the extent of our current or accumulated earnings and profits as determined under U.S. federal income tax principles. Dividends paid to holders that are U.S. corporations may qualify for the dividends-received deduction.

    To the extent that a U.S. holder receives a distribution on shares of common stock that would otherwise constitute dividends for U.S. federal income tax purposes but that exceed our current and accumulated earnings and profits, the distribution will be treated first as a non-taxable return of capital reducing the holder's basis in the shares of common stock. Any distribution in excess of the holder's basis in the shares of common stock will be treated as capital gain.

    SALE OR EXCHANGE OF NOTES OR SHARES OF COMMON STOCK. In general, a U.S. holder of notes will recognize gain or loss upon the sale, redemption, retirement or other disposition of the notes measured by the difference between:

    - the amount of cash and the fair market value of any property received, except to the extent attributable to the payment of accrued interest, and

    - the U.S. holder's tax basis in the notes.

    A U.S. holder's tax basis in notes generally will equal the cost of the notes to the holder. In general, each U.S. holder of common stock into which the notes have been converted will recognize gain or loss upon the sale, exchange, redemption, or other disposition of the common stock under rules similar to those applicable to the notes. Special rules may apply to redemptions of the common stock which may result in the amount paid being treated as a dividend. Gain or loss on the disposition of the notes or shares of common stock will be capital gain or loss and will be long-term capital gain or loss if the holding period of the notes or the common stock that was disposed of exceeded one year. Net capital gain realized by individual taxpayers is taxable at a maximum rate of 20%.

FEDERAL TAX CONSIDERATIONS APPLICABLE TO NON-U.S. HOLDERS

    INTEREST ON NOTES. Generally, interest paid on the notes to a non-U.S. holder will not be subject to U.S. federal income tax if:

    - the interest is not effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder;

    - the non-U.S. holder does not actually or constructively own 10% or more of the total voting power of all classes of our stock entitled to vote and is not a controlled foreign corporation with respect to which we are a "related person" within the meaning of the Code; and

    - the beneficial owner, under penalty of perjury, certifies that the owner is not a U.S. person and provides the owner's name and address.

    The certification described in the last clause above may be provided by a securities clearing organization, a bank or other financial institution that holds customers' securities in the ordinary course of its trade or business. Under recently adopted U.S. Treasury regulations, which generally are effective for payments made after December 31, 2000, the certification may also be provided by a qualified intermediary on behalf of one or more beneficial owners, or other intermediaries, provided that the intermediary has entered into a withholding agreement with the Internal Revenue Service and other conditions are met. A holder that is not exempt from tax under these rules will be subject to U.S. federal income tax withholding at a rate of 30% unless the interest is effectively connected with the conduct of a U.S. trade or business, in which case the interest will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. Corporate non-U.S. holders that receive interest income that is effectively connected with the conduct of a trade or business within the U.S. may also be subject to an additional "branch profits" tax on such income. Non-U.S. holders should consult applicable income tax treaties, which may provide different rules.

    CONVERSION OF NOTES. A non-U.S. holder generally will not be subject to U.S. federal income tax on the conversion of a note into shares of common stock. To the extent a non-U.S. holder receives cash in lieu of a fractional share on conversion, such cash may give rise to gain that would be subject to the rules described below with respect to the sale or exchange of a note or common stock.

    DIVIDENDS ON SHARES OF COMMON STOCK. Generally, any distribution on shares of common stock to a non-U.S. holder will be subject to U.S. federal income tax withholding at a rate of 30% unless the dividend is effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder, in which case the dividend will be subject to the U.S. federal income tax on net income that applies to U.S. persons generally. Corporate non-U.S. holders that receive dividend income that is effectively connected with the conduct of a trade or business within the U.S. also may be subject to an additional "branch profits" tax on such income. Non-U.S. holders should consult any applicable income tax treaties, which may provide different rules. A non-U.S. holder and any entities, partners, shareholders or other beneficiaries of non-U.S. holders may be required to satisfy certification requirements in order to claim a reduction of or exemption from withholding under the foregoing rules.

    SALES OR EXCHANGE OF NOTES OR SHARES OF COMMON STOCK. A non-U.S. holder generally will not be subject to U.S. federal income tax on gain recognized upon the sale or other disposition of the notes or shares of common stock unless:

    - the gain is, or is treated as, effectively connected with the conduct of a trade or business within the U.S. by the non-U.S. holder; or

    - in the case of a non-U.S. holder who is a nonresident alien individual and holds the common stock as a capital asset, such holder is present in the U.S. for 183 or more days in the taxable year.

    FEDERAL ESTATE TAXES. A note beneficially owned by an individual who is a non-U.S. holder at the time of his or her death generally will not be subject to U.S. federal estate tax as a result of such individual's death, provided that:

    - the individual does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote within the meaning of section 871(h)(3) of the Code; and

    - interest payments with respect to such note would not have been, if received at the time of the individual's death, effectively connected with the conduct of a U.S. trade or business by the individual.

    Common stock owned or treated as owned by an individual who is a non-U.S. holder at the time of his or her death will be included in such individual's estate for U.S. federal estate tax purposes and thus will be subject to U.S. federal estate tax, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

    UNITED STATES HOLDERS. Information reporting and backup withholding may apply to payments of interest or dividends on or the proceeds of the sale or other disposition of the notes or shares of common stock made by us with respect to non-corporate U.S. holders. These holders generally will be subject to backup withholding at a rate of 31% unless the recipient of the payment supplies a taxpayer identification number and other information, certified under penalties of perjury, or otherwise establishes, in the manner prescribed by law, an exemption from backup withholding. Any amount withheld under backup withholding is allowable as a credit against the U.S. holder's federal income tax, upon furnishing the required information to the Internal Revenue Service.

    NON-UNITED STATES HOLDERS. Generally, information reporting and backup withholding of U.S. federal income tax at a rate of 31% may apply to payment of principal, interest and premium, if any, to non-U.S. holders if the holder fails to certify that the holder is a non-U.S. person or if we or our paying agent has actual knowledge that the holder is a U.S. person.

    The payment of the proceeds on the disposition of notes or shares of common stock to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding unless the owner provides the certification described above or otherwise establishes an exemption. The proceeds of the disposition by a non-U.S. holder of notes or shares of common stock to or through a foreign office of a broker will not be subject to backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, or a foreign person 50% or more of whose gross income from all sources is from activities that are effectively connected with a U.S. trade or business, information reporting will apply unless:

    - the broker has documentary evidence in its files of the owner's foreign status; or

    - the owner otherwise establishes an exemption.

Both backup withholding and information reporting will apply to the proceeds from dispositions if the broker has actual knowledge that the holder is a U.S. holder.

    Recently adopted U.S. Treasury regulations, which generally are effective for payments made after December 31, 2000, alter the rules described above. Among other things, these regulations provide presumptions under which a non-U.S. holder is subject to information reporting and backup withholding at the rate of 31% unless we receive certification from the holder of non-U.S. status. Depending on the circumstances, this certification will need to be provided:

    - directly by the non-U.S. holder;

    - in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of the entity; or

    - qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

                            SELLING SECURITY HOLDERS

    The notes were originally issued by us and sold by the initial purchasers in a transaction exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers or other institutional accredited investors. Selling holders, including their transferees, pledgees or donees or their successors, may from time to time offer and sell any or all of the notes and common stock into which the notes are convertible.

    The following table shows information with respect to the selling holders and the principal amounts of notes and common stock they beneficially own that may be offered under this prospectus. The information is based on information provided by or on behalf of the selling holders. The selling holders may offer all, some or none of the notes or common stock into which the notes are convertible. Because the selling holders may offer all or some portion of the notes or the common stock, no estimate can be given as to the amount of the notes or the common stock that will be held by the selling holders upon termination of any sales. The column showing ownership after completion of the offering assumes that the selling holders will sell all of the securities offered by this prospectus. In addition, the selling holders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.


                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                        AND OFFERED(1)     THE NOTES(1)     OFFERED(1)     THE OFFERING
----                                      ------------------   -------------   -------------   -------------
AAM/Zazove Institutional Investment
  Fund..................................      $1,500,000           12,196          12,196             --
AIG National Union Fire Insurance.......         725,000            5,894           5,894             --
AIG SoundShore Holdings Ltd.............       1,000,000            8,130           8,130             --
Alexandra Global Investment Fund Ltd....       1,000,000            8,130           8,130             --
Aloha Airlines Non-Pilots Pension
  Fund..................................          90,000              731             731             --
Aloha Airlines Pilots Retirement
  Trust.................................          50,000              406             406             --
American Century Heritage Fund..........       6,798,000           55,268          55,268
Angelo, Gordon & Co., L.P...............         100,000              813             813             --
Argent Classic Convertible Arbitrage
  Fund (Bermuda) L.P....................       4,000,000           35,520          35,520             --
Argent Classic Convertible Arbitrage
  Fund L.P..............................       1,000,000            8,130           8,130             --
Associated Electric & Gas Insurance
  Services Limited......................         400,000            3,252           3,252             --
Bank Austria Cayman Island, Ltd.........       3,000,000           24,390          24,390             --
BBT Fund, L.P...........................      15,000,000          121,951         121,951             --
BNP Arbitrage SNC.......................       5,250,000           42,683          42,683          8,700
Boulder II Limited......................       2,200,000           17,886          17,886             --
Boulder Capital Inc.....................         400,000            3,252           3,252             --
California Public Employees' Retirement
  System................................       4,000,000           35,520          35,520             --
C&H Sugar Company, Inc..................         145,000            1,178           1,178             --
Chrysler Corporation Master Retirement
  Trust.................................       2,415,000           19,634          19,634             --
The Class IC Company, Ltd...............       1,000,000            8,130           8,130             --
Delaware PERS...........................       1,525,000           12,398          12,398             --
Deutsche Bank Securities Inc............       6,900,000           56,097          56,097             --
Employee Benefit Convertible Securities
  Fund..................................         300,000            2,439           2,439             --
Fidelity Financial Trust................       3,000,000           24,390          24,390             --
Fiduciary Trust Company International...         500,000            4,065           4,065             --
Forrestal Funding Master Trust..........       5,000,000           40,650          40,650             --
GLG Global Convertible Fund.............       1,720,000           13,983          13,983             --
GLG Global Convertible Units Fund.......         280,000            2,276           2,276             --
GLG Market Neutral Fund.................       3,100,000           25,203          25,203             --
Global Bermuda Limited Partnership......       1,000,000            8,130           8,130          6,475
Hawaiian Airlines Employees Pension
  Plan..................................          80,000              650             650             --

                                           PRINCIPAL AMOUNT    COMMON STOCK                    COMMON STOCK
                                               OF NOTES        ISSUABLE UPON                    OWNED AFTER
                                          BENEFICIALLY OWNED   CONVERSION OF   COMMON STOCK    COMPLETION OF
NAME                                        AND OFFERED(1)     THE NOTES(1)     OFFERED(1)     THE OFFERING
----                                      ------------------   -------------   -------------   -------------
Hawaiian Airlines Pension Plan for
  Salaried Employees....................          20,000              162             162             --
Hawaiian Airlines Pilots Retirement
  Plan..................................         125,000            1,016           1,016             --
Highbridge Capital Corporation..........       7,000,000           56,910          56,910             --
ICI American Holdings Trust.............         630,000            5,235           5,235             --
JMG Capital Partners, LP................       1,000,000            8,130           8,130             --
JMG Triton Offshore Fund, Ltd...........       1,000,000            8,130           8,130             --
Island Holdings.........................          10,000               81              81             --
Lakeshore International, Ltd............       2,000,000           16,260          16,260         13,025
Lipper Convertibles, L.P................       6,500,000           52,845          52,845             --
Lipper Convertibles Series II, L.P......       1,000,000            8,130           8,130             --
Lipper Offshore Convertibles, L.P.......       2,500,000           20,325          20,325             --
Michael Angelo, L.P.....................       1,100,000            8,943           8,943             --
Motion Picture Industry Health Plan--
  Active Member Fund....................         280,000            2,276           2,276             --
Motion Picture Industry Health Plan--
  Retiree Member Fund...................         145,000            1,178           1,178             --
Nalco Chemical Retirement...............         325,000            2,439           2,439             --
Nations Capital Income Fund.............       4,000,000           32,520          32,520             --
OCM Convertible Trust...................       1,300,000           10,569          10,569             --
Onex Industrial Partners Ltd............         400,000            3,252           3,252             --
Oppenheimer Convertible Securities
  Fund..................................       2,000,000           16,260          16,260
Pacific Innovations Trust Capital Income
  Fund..................................         300,000            2,439           2,439             --
Pacific Life Insurance Company..........       1,000,000            8,130           8,130             --
Partner Reinsurance Company Ltd.........         495,000            4,024           4,024             --
Queen's Health Plan.....................          30,000              243             243             --
Ramius, L.P.............................       1,400,000           11,382          11,382             --
Ramius Capital Group, Holidays, Ltd.....         500,000            4,065           4,065
Ramius Securities, LLC..................         350,000            2,845           2,845             --
Raphael, L.P............................         350,000            2,845           2,845             --
Raphael II Ltd..........................         350,000            2,845           2,845
RCG Baldwin, L.P........................         700,000            5,691           5,691             --
RCG Multi-Strategy Account, L.P.........       1,750,000           14,227          14,227             --
Robertson Stephens......................       5,000,000           40,650          40,650             --
San Diego County Employees Retirement
  Assoc.................................       2,000,000           16,260          16,260             --
SG Cowen Securities Corporation.........       2,000,000           16,260          16,260             --
Starvest Combined Portfolio.............         950,000            7,723           7,723             --
State Employees' Retirement Fund of the
  State of Delaware.....................       1,275,000           10,365          10,365             --
State of Connecticut Combined Investment
  Funds.................................       2,940,000           23,902          23,902             --
State of Oregon Equity..................       4,280,000           34,796          34,796             --
STI Capital Management..................       1,100,000            8,943           8,943             --
The TCW Group, Inc......................      14,395,000          117,032         117,032             --
Triarc Companies Inc....................         350,000            2,845           2,845             --
Tribeca Investments LLC.................      14,000,000          113,821         113,821             --
Value Line Convertible Fund, Inc........       1,000,000            8,130           8,130             --
Vanguard Convertible Securities
  Fund, Inc.............................       1,650,000           13,414          13,414             --
Zazove Income Fund, L.P.................       2,000,000           16,260          16,260             --
Zeneca Holdings Trust...................         625,000            5,081           5,081             --


--------------------------

 (1) Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which selling holders provided information to us regarding their notes.

    None of the selling holders nor any of their affiliates, officers, directors or principal equity holders has held any position or office or has had any material relationship with us within the past three years, except that Robertson Stephens was an initial purchaser in connection with the offer and sale of the notes in September 1999.

    Information concerning the selling holders may change from time to time and any changed information will be set forth in supplements to this prospectus if and when necessary. In addition, the per share conversion price and, therefore, the number of shares of common stock issuable upon conversion of the notes, is subject to adjustment. As a result, the aggregate principal amount of notes and the number of shares of common stock into which the notes are convertible may increase or decrease.

                              PLAN OF DISTRIBUTION

    The selling holders and their successors, including their transferees, pledgees or donees or their successors, may sell the notes and the common stock into which the notes are convertible directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling holders or the purchasers. These discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved.

    The notes and the common stock into which the notes are convertible may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions:

    - on any national securities exchange or quotation service on which the notes or the common stock may be listed or quoted at the time of sale;

    - in the over-the-counter market;

    - in transactions otherwise than on these exchanges or services or in the over-the-counter market;

    - through the writing of options, whether listed on an options exchange or otherwise;

    - through the settlement of short sales;

    - through the distribution by a holder to its partners, members or stockholders; or

    - through a combination of any of the above, which may involve crosses or block transactions.

    In connection with the sale of the notes and the common stock into which the notes are convertible or otherwise, the selling holders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the notes or the common stock into which the notes are convertible and deliver these securities to close out those short positions, or loan or pledge the notes or the common stock into which the notes are convertible to broker-dealers that in turn may sell these securities.

    The aggregate proceeds to the selling holders from the sale of the notes or common stock into which the notes are convertible will be the purchase price of the notes or common stock less discounts and commissions, if any. Each of the selling holders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of notes or common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

    Our outstanding common stock is listed for quotation on the Nasdaq National Market. We do not intend to list the notes for trading on any national securities exchange or on the Nasdaq National Market and can give no assurance about the development of any trading market for the notes. If a trading market for the notes fails to develop, the trading price of the notes may decline.

    In order to comply with the securities laws of some states, if applicable, the notes and common stock into which the notes are convertible may be sold in these jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the notes and common stock into which the notes are convertible may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

    The selling holders and any underwriters, broker-dealers or agents that participate in the sale of the notes and common stock into which the notes are convertible may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities

Act. Selling holders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act. The selling holders have acknowledged that they understand their obligations to comply with the provisions of the Exchange Act and the rules thereunder relating to stock manipulation, particularly Regulation M.

    In addition, any securities covered by this prospectus that qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than under this prospectus. A selling holder may not sell any notes or common stock described in this prospectus and may not transfer, devise or gift these securities by other means not described in this prospectus.

    To the extent required, the specific notes or common stock to be sold, the names of the selling holders, the respective purchase prices and public offering prices, the names of any agent, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

    We entered into a registration rights agreement for the benefit of holders of the notes to register their notes and common stock under applicable federal and state securities laws. The registration rights agreement provides for cross-indemnification of the selling holders and us and their and our respective directors, officers and controlling persons against specific liabilities in connection with the offer and sale of the notes and the common stock, including liabilities under the Securities Act. We will pay substantially all of the expenses incurred by the selling holders incident to the offering and sale of the notes and the common stock, provided that each selling holder will be responsible for payment of commissions, concessions and discounts of underwriters, broker-dealers or agents.

                           VALIDITY OF THE SECURITIES

    The validity of the notes and of the common stock offered by this prospectus will be passed upon for Affymetrix by Sullivan & Cromwell, Los Angeles, California.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited Affymetrix' financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this document. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                     [LOGO]

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the common stock being registered. All the amounts shown are estimates except for the registration fee and the filing fee.

Registration fee............................................  $ 39,600
Legal fees and expenses.....................................   208,367
Accounting fees and expenses................................    22,500
Nasdaq National Market filing fee...........................    17,500
Miscellaneous...............................................   212,033
                                                              --------
  TOTAL.....................................................  $500,000
                                                              ========

ITEM 15. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

    As permitted by Section 102(b)(7) of the Delaware General Corporation Law, Affymetrix' charter includes a provision that eliminates the personal liability of a director to Affymetrix or its stockholders for monetary damages arising out of the director's breach of his or her fiduciary duty. The charter provides, however, that unless otherwise permitted by applicable law, a director remains potentially liable for monetary damages for:

    - breach of the director's duty of loyalty to Affymetrix or its stockholders;

    - acts or omissions not in good faith or which involve misconduct or a knowing violation of law;

    - an improper payment of a dividend or an improper redemption or repurchase of Affymetrix' stock (as provided in Section 174 of the Delaware General Corporation Law); or

    - any transaction from which a director derives an improper personal benefit.

Any repeal or modification of this provision will not affect any right or protection of a director that exists at the time of such repeal or modification.

    Section 145 of the Delaware General Corporation Law empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation) by reason of the fact that such person is or was an officer, director, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer, director, employee or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses which such officer or director actually and reasonably incurred.

    Article VIII of the bylaws of Affymetrix provides in terms similar to those of Section 145 of the Delaware General Corporation Law that Affymetrix has the power and is required to indemnify its directors and officers in accordance with Delaware Law.

    The right to indemnification includes the right to be paid by Affymetrix the expenses (including attorneys' fees) incurred in defending any suits brought in advance of their final disposition; provided, however, that if the Delaware General Corporation Law requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by the indemnitee, including, without limitation, service to an employee benefit plan) will be made only upon delivery to Affymetrix of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it will ultimately be determined by final judicial decision from which there is no further right to appeal. The rights to indemnification and to the advancement of expenses covered in Sections 1 and 2 of Article VII of Affymetrix' bylaws are contract rights and these rights continue as to an indemnitee who has ceased to be a director or officer and will inure to the benefit of his or her heirs, executors and administrators.

    If a claim covered by Affymetrix' bylaws (Article VIII, Sections 1 and 2) is not paid in full by Affymetrix within 60 days after a written claim has been received by Affymetrix, except in the case of advancement of expenses pursuant to the terms of an undertaking, in which case the applicable period is 20 days, an indemnitee will be entitled to be paid also the expense of prosecuting or defending the suit. The failure of the indemnitee to meet any applicable standard for indemnification set forth in the Delaware General Corporation Law:

    - is a defense in any suit brought by the indemnitee to enforce a right to indemnification (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), and

    - entitles Affymetrix to recover an advancement of expenses pursuant to the terms of an undertaking upon a final adjudication in any suit brought by Affymetrix to recover an advancement of expenses pursuant to the terms of an undertaking.

Neither the failure of Affymetrix, including its board of directors, independent legal counsel, or its stockholders, to have made a determination prior to the commencement of the suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by Affymetrix, including its board of directors, independent legal counsel, or its stockholders, that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, is a defense to the suit. In any suit brought by an indemnitee to enforce a right to indemnification or to an advancement of expenses, or brought by Affymetrix to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to an advancement of expenses under Article VIII of the bylaws or otherwise will be on Affymetrix.

    The rights to indemnification and to the advancement of expenses conferred in Affymetrix' bylaws are not exclusive of any other right which any person may have or acquire under Affymetrix' charter, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

    Affymetrix may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of Affymetrix or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not Affymetrix would have the power to indemnify that person against the expense, liability, or loss under the Delaware General Corporation Law.

    Affymetrix may, to the extent authorized from time to time by the board of directors, grant rights to indemnification and to the advancement of expenses to any officer, employee or agent of Affymetrix to the fullest extent of the provisions allowed by its bylaws with respect to the indemnification and advancement of expenses of directors and officers of Affymetrix.

ITEM 16. EXHIBITS

       EXHIBIT
       NUMBER           DESCRIPTION OF THE DOCUMENT
---------------------   ---------------------------
         3.1            Amended and Restated Certificate of Incorporation of
                        Affymetrix, Inc.(1)

         3.2            Bylaws of Affymetrix, Inc.(1)

         4.1            Reference is made to Exhibits 3.1 and 3.2

         4.2            Specimen Stock Certificate(2)

         4.3            Registration Rights Agreement, dated as of September 22,
                        1999, between Affymetrix and certain purchasers listed on the signature page thereto(3)

         4.4            Indenture, dated as of September 22, 1999, between
                        Affymetrix and The Bank of New York, as Trustee(3)

         5.1            Opinion of Sullivan & Cromwell(3)

        23.1            Consent of Ernst & Young LLP, independent auditors

        23.2            Consent of Sullivan & Cromwell (included in Exhibit 5.1)(3)

        24.1 Power of Attorney (included on the signature page hereto)(3)

        25.1            Form T-1 Statement of Eligibility and Qualification of
                        Trustee(3)

------------------------

(1) Incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed on April 29, 1998.

(2) Incorporated by reference to Exhibit 4.1 to our Registration Statement (No. 333-3648) on Form S-1 filed on June 3, 1996.

(3) Previously filed.

ITEM 17. UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of The Securities Act of 1933.

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to provisions described in Item 15, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Santa Clara, State of California on February 9, 2000.


                                                       By:               /s/ VERN NORVIEL
                                                            -----------------------------------------
                                                                           Vern Norviel
                                                            Senior Vice President, General Counsel and
                                                                       Corporate Secretary

                               POWER OF ATTORNEY

    KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stephen Fodor, Edward Hurwitz, and Vern Norviel and each of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto and other documents in connection therewith) to this registration statement and any subsequent registration statement filed by the registrant pursuant to Securities and Exchange Commission Rule 462, which relates to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                       *
     --------------------------------------       Chief Executive Officer and       February 9, 2000
           Stephen P.A. Fodor, Ph.D.                Chairman of the Board

                                                  Vice President and Chief
                       *                            Financial Officer (Principal
     --------------------------------------         Financial and Accounting        February 9, 2000
               Edward M. Hurwitz                    Officer)

                       *
     --------------------------------------       Vice Chairman of the Board        February 9, 2000
             John D. Diekman, Ph.D.

                       *
     --------------------------------------       Director                          February 9, 2000
                Paul Berg, Ph.D.

     --------------------------------------       Director
                 Adrian Hennah

                   SIGNATURE                                   TITLE                      DATE
                   ---------                                   -----                      ----
                       *
     --------------------------------------       Director                          February 9, 2000
             Vernon R. Loucks, Jr.

                       *
     --------------------------------------       Director                          February 9, 2000
              Barry C. Ross, Ph.D.

                       *
     --------------------------------------       Director                          February 9, 2000
                David B. Singer

                       *
     --------------------------------------       Director                          February 9, 2000
              Lubert Stryer, M.D.

                       *
     --------------------------------------       Director                          February 9, 2000
                 John A. Young


*By:                  /s/ VERN NORVIEL
             ---------------------------------
                        Vern Norviel
                    AS ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

       EXHIBIT
       NUMBER           DESCRIPTION OF THE DOCUMENT
---------------------   ---------------------------
         3.1            Amended and Restated Certificate of Incorporation of
                        Affymetrix, Inc.(1)

         3.2            Bylaws of Affymetrix, Inc.(1)

         4.1            Reference is made to Exhibits 3.1 and 3.2

         4.2            Specimen Stock Certificate(2)

         4.3            Registration Rights Agreement, dated as of September 22,
                        1999, between Affymetrix and certain purchasers listed on the signature page thereto(3)

         4.4            Indenture, dated as of September 22, 1999, between
                        Affymetrix and The Bank of New York, as Trustee(3)

         5.1            Opinion of Sullivan & Cromwell(3)

        23.1            Consent of Ernst & Young LLP, independent auditors

        23.2            Consent of Sullivan & Cromwell (included in Exhibit 5.1)(3)

        24.1            Power of Attorney (included in the signature page)(3)

        25.1            Form T-1 Statement of Eligibility and Qualification of
                        Trustee(3)

------------------------

(1) Incorporated by reference to our Definitive Proxy Statement on Schedule 14A filed on April 29, 1998.

(2) Incorporated by reference to Exhibit 4.1 to our Registration Statement (No. 333-3648) on Form S-1 filed on June 3, 1996.

(3) Previously filed.